Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan of IBERIABANK Corporation of our reports dated March 15, 2010, with respect to the consolidated financial statements of IBERIABANK Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of IBERIABANK Corporation filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan of IBERIABANK Corporation of our reports dated February 25, 2010, with respect to the statement of assets acquired and liabilities assumed by IBERIABANK pursuant to the Purchase and Assumption Agreement, as amended, dated August 21, 2009 included in its Form 8-K/A Amendment No. 1 and the statement of assets acquired and liabilities assumed by IBERIABANK pursuant to the Purchase and Assumption Agreement, as amended, dated November 13, 2009 included in its Form 8-K/A Amendment No. 4 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 2, 2010